EXHIBIT 99.1

SS&C Announces Appointment of Brian Schell as Chief Financial Officer

Patrick Pedonti will retire after 24 years

WINDSOR, CT, July 6, 2023 /PRNewswire/ -- SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced the appointment of Brian Schell as Executive Vice President and Chief Financial Officer (CFO). He will report to Bill Stone, Chairman and Chief Executive Officer. Mr. Schell will join SS&C on August 7 from Cboe Global Markets, where he was Executive Vice President, CFO, and Treasurer. He has more than 30 years of experience at global financial institutions, including H&R Block, the FDIC, KPMG and JP Morgan. At Cboe, he managed several successful acquisitions and subsequent integrations, such as Bats Global Markets, as well as the acquisitions of EuroCCP and BIDS Trading.

“I am pleased to welcome Brian,” said Bill Stone. “Brian is a seasoned finance leader in the technology and financial services industries and is known for deftly navigating the capital markets. We are confident he has the right mix of skills and experience to build upon SS&C’s strong financial position.”

“SS&C has a strong track record of growth and performance over 36 years,” said Brian Schell. “I am excited to join this talented executive team to grow shareholder value.”

Mr. Schell holds a master’s degree in business administration, finance and investments from George Washington University and a bachelor’s degree in business administration from the University of Notre Dame.

“We would like to thank Patrick Pedonti for his years of dedication leading the company through phenomenal transformation and growth while delivering consistent returns to our shareholders. Patrick will stay on through the end of the year to ensure a smooth transition,” Stone said.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 20,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale and technology.

SOURCE: SS&C

Additional information about

SS&C (Nasdaq: SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1-212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Jess Stefanowicz

PAN Communications

Tel: (617) 502-4375
E-mail: ssc@pancomm.com